CONFIRMING STATEMENT


This Statement confirms that the undersigned, Alexander J. Lurie, has authorized and designated Andrew Sherman, Mitzi Chang, Jody Meckulch and Darrell Hong to execute and file on the undersigned's behalf all Forms ID, 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of CNET Networks, Inc. The authority of Alexander J. Lurie, under this Statement shall continue until the undersigned is no longer required to file the Forms ID, 3, 4, and 5 with regard to his/her ownership of or transactions in securities in CNET Networks, Inc., unless earlier revoked in writing. The undersigned acknowledges that Andrew Sherman, Mitzi Chang, Jody Meckulch and Darrell Hong are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:	December 13, 2007			  /s/    Alexander J. Lurie